Exhibit 99.1

Pareteum Eliminates Atalaya Senior Secured Debt

Substantially Improves Cashflow

NEW YORK, NEW YORK, December 19, 2017 - Pareteum Corporation (NYSE American: TEUM), (“Pareteum” or the “Company”), a leading communications technology provider to global Mobile, MVNO, Enterprise and IoT markets, today announced that it has paid its lender $8.1 million, the remaining balance of its senior secured loan from Atalaya Capital Management and Corbin Capital (“Lenders”). Pareteum immediately improves cash flows and prospects for growth by removing security interests of the lenders and eliminating the loan, with its interest and amortization,  prior to the current maturity date of December 31, 2018 .

Hal Turner, Executive Chairman and Principle Executive Officer of Pareteum, added, “Our successful Debt repayment is one of the key elements of the corporate turnaround at Pareteum which began in Q4 2015. This debt financing package, originally implemented by the Company’s former management, was no longer optimized for the exciting value-generating and growth stage of our business plans. We thank the Lenders for their support during the challenging restructure period. We also look forward to focusing on the continued sales surge by making investments in the business which we expect to deliver maximum value for our equity investors.”

About Pareteum Corporation

Pareteum Corporation and its subsidiaries provide a complete mobility cloud platform, utilizing messaging and security capabilities for the global Mobile, MVNO, Enterprise, Software-as-a-Service and IoT markets. The Company’s software solutions allow any organization to harness the power of a wirelessly connected world by delivering seamless connectivity and subscriber management capabilities that provides end-to-end control of millions of connected devices. Mobile Network Operator (MNO) customers include Vodafone, the world’s second largest mobile operator by customer count, Zain, one of the largest mobile operators in the Middle East, as well as MVNO customers such as Lebara and Lowi. For more information please visit: www.pareteum.com.

Forward Looking Statements:

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Pareteum Investor Relations Contact:

Ted O’Donnell

Chief Financial Officer

(212) 984-1096

InvestorRelations@pareteum.com

Hayden IR

(917) 658-7878